Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2009, relating to the consolidated financial statements and financial statement schedule of Amphenol Corporation, and the effectiveness of Amphenol Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Amphenol Corporation for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, CT

October 29, 2009